The information in this pricing supplement is not complete and may be changed.  We may not deliver these securities until a final pricing supplement is delivered.  This pricing supplement and the accompanying prospectus and prospectus supplement do not constitute an offer to sell these securities, and we are not soliciting an offer to buy these securities, in any state where the offer or sale is not permitted.

Subject to Completion, Preliminary Pricing Supplement dated April 3, 2012
PROSPECTUS Dated May 12, 2011	Pricing Supplement No. 2012-MTNDG0219 to
PROSPECTUS SUPPLEMENT	Registration Statement Nos. 333-172554 and 333-172554-01
Dated May 12, 2011	Dated April , 2012
Filed pursuant to Rule 424(b)(2)
$
MEDIUM-TERM NOTES, SERIES D
Senior Notes

Jump Securities Based on the
Market Vectors® Gold Miners Exchange-Traded Fund due May    , 2013
Unlike ordinary debt securities, the Jump Securities Based on the Market Vectors® Gold Miners Exchange-Traded Fund due May    , 2013, which we refer to as the securities, do not pay interest and do not guarantee the return of any of the stated principal amount at maturity.  Instead, at maturity you will receive, for each $10 stated principal amount of securities that you hold, an amount in cash that will vary depending on the closing price (as defined below) of shares of the Market Vectors® Gold Miners Exchange-Traded Fund, which we refer to as the underlying shares, on the valuation date, and which may be significantly less than the stated principal amount of the securities and could be zero.  The securities are not principal protected. The securities are senior unsecured debt securities issued by Citigroup Funding Inc. Any payments due on the securities are fully and unconditionally guaranteed by Citigroup Inc., Citigroup Funding Inc.’s parent company. All payments on the securities are subject to the credit risk of Citigroup Inc.
•	The stated principal amount and issue price of each security is $10.
•	We will not pay interest on the securities.
•	The maturity date will be May , 2013 (expected to be May 30, 2013).
•	At maturity, you will receive, for each $10 stated principal amount of securities that you hold, an amount in cash equal to:
º	If the final share price is greater than or equal to the initial share price, $10 plus the upside payment, or
º
If the final share price is less than the initial share price, $10 times the share performance factor. This amount will be less than the $10 stated principal amount and could be zero.  There is no minimum payment at maturity.

Please see the payoff diagram under “Hypothetical Payments on the Securities at Maturity” on page PS-6.
•
The upside payment will be equal to $1.60 to $2.00 per security (16% to 20% of the stated principal amount).  Accordingly, even if the final share price is significantly greater than the initial share price, your payment at maturity will not exceed $11.60 to $12.00 per security.  The actual upside payment will be determined on the day we price the securities for initial sale to the public, which we refer to as the pricing date.

•	The final share price will equal the closing price of the underlying shares on the valuation date.
•	The initial share price equals $ , the closing price of the underlying shares on the pricing date, subject to adjustment upon the occurrence of certain limited events affecting the underlying shares.
•	The share performance factor will be a fraction equal to the final share price divided by the initial share price.
•	The pricing date will be April , 2012 (expected to be April 27, 2012).
•	The valuation date will be May , 2013 (expected to be May 24, 2013), subject to postponement for non-trading days and certain market disruption events.
•
Investing in the securities is not equivalent to investing in the underlying shares, the NYSE Arca Gold Miners Index, any stocks held by the Market Vectors® Gold Miners Exchange-Traded Fund or any stocks included in the NYSE Arca Gold Miners Index, and you will not be entitled to receive any dividends paid with respect to any of the foregoing.

•
The securities will not be listed on any securities exchange and, accordingly, will have limited or no liquidity. You should not invest in the securities unless you are willing to hold them to maturity.

•	The CUSIP number for the securities is 17318Q806. The ISIN number for the securities is US17318Q8069.
You should read the more detailed description of the securities in this pricing supplement. In particular, you should review and understand the descriptions in “Summary of Pricing Supplement” and “Description of Securities.”
The securities are riskier than ordinary debt securities.  See “Risk Factors” beginning on page PS-7.
The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities, or determined if this pricing supplement is truthful or complete.  Any representation to the contrary is a criminal offense.

PRICE $10 PER SECURITY

	Issue Price(1)		Underwriting Fee(1)(2)		Proceeds to Issuer
Per security		$10.00		$0.20		$9.80
Total	$		$		$

(1)The actual price to public, underwriting fee and related selling concession for a particular investor may be reduced for volume purchase discounts depending on the aggregate amount of securities purchased by that investor. The lowest price payable by an investor is $9.9250 per security. You should refer to “Description of Securities—Plan of Distribution; Conflicts of Interest” for more information.
(2)Citigroup Global Markets Inc., an affiliate of Citigroup Funding Inc. and the underwriter of the sale of the securities, is acting as principal and will receive an underwriting fee of $0.20, subject to reduction for volume purchase discounts, for each security sold in this offering. Citigroup Global Markets Inc. will pay selected dealers affiliated with Citigroup Global Markets Inc., including its affiliate Morgan Stanley Smith Barney LLC, and their financial advisors collectively a selling concession of $0.20, subject to reduction for volume purchase discounts, for each $10 security they sell.  Additionally, it is possible that Citigroup Global Markets Inc. and its affiliates may profit from expected hedging activity related to this offering, even if the value of the securities declines. You should refer to “Risk Factors” and “Description of Securities—Plan of Distribution; Conflicts of Interest” in this pricing supplement for more information.
Citigroup Global Markets Inc. expects to deliver the securities to purchasers on or about May    , 2012.

The securities are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

SUMMARY OF PRICING SUPPLEMENT

The following summary describes the Jump Securities Based on the Market Vectors® Gold Miners Exchange-Traded Fund due May    , 2013, which we refer to as the securities, we are offering to you in general terms only.  You should read the summary together with the more detailed information that is contained in the rest of this pricing supplement and in the accompanying prospectus and prospectus supplement.  You should carefully consider, among other things, the matters set forth under “Risk Factors” in this pricing supplement.

The securities offered are medium-term debt securities of Citigroup Funding Inc. (“Citigroup Funding”).  The securities have been designed for investors who are willing to forgo market interest rates and dividends in exchange for a payment at maturity based on the performance of shares of the Market Vectors® Gold Miners Exchange-Traded Fund, which we refer to as the underlying shares.  At maturity, you will receive a positive return on the securities only if the closing price of the underlying shares on the valuation date is greater than or equal to the closing price of the underlying shares on the pricing date.  All payments on the securities are fully and unconditionally guaranteed by Citigroup Inc.  All payments on the securities are subject to the credit risk of Citigroup Inc.

The Market Vectors® Gold Miners Exchange-Traded Fund seeks to replicate, before fees and expenses, the price and yield performance of the NYSE Arca Gold Miners Index.  See “Description of Securities––The Market Vectors® Gold Miners Exchange-Traded Fund; Public Information” and “Description of Securities––The NYSE Arca Gold Miners Index” in this pricing supplement for additional information.

Each security costs $10
We, Citigroup Funding, are offering the Jump Securities Based on the Market Vectors® Gold Miners Exchange-Traded Fund due May    , 2013, which we refer to as the securities.  The stated principal amount and issue price of each security is $10.  See “Description of Securities—Plan of Distribution; Conflicts of Interest” for information about volume purchase discounts.

The issue price of the securities includes the underwriter’s fees paid with respect to the securities and the cost of hedging our obligations under the securities.  The cost of hedging includes the projected profit that our affiliates may realize in consideration for assuming the risks inherent in managing the hedging transactions.  The fact that the issue price of the securities reflects these fees and hedging costs is expected to adversely affect any secondary market prices of the securities.  See “Risk Factors—The inclusion of commissions and projected profit of hedging in the issue price is likely to adversely affect secondary market prices” and “Description of Securities—Use of Proceeds and Hedging.”

The securities do not guarantee the return of any of the stated principal amount at maturity
Unlike ordinary debt securities, the securities do not pay interest and do not guarantee the return of any of the stated principal amount at maturity.  Instead, at maturity you will receive for each $10 stated principal amount of securities that you hold, an amount in cash that will vary depending on the closing price of the underlying shares on the valuation date.  If the final share price is greater than or equal to initial share price, you will receive a positive return equal to the fixed upside payment described below. If the final share price is less than the initial share price, you will receive an amount at maturity that is less than the $10 stated principal amount and possibly zero.  There is no minimum payment on the securities at maturity and, accordingly, you could lose your entire investment.

The initial share price equals $           , the closing price of the underlying shares on April     , 2012 (expected to be April 27, 2012), which we refer to as the pricing date.  The pricing date is the day we price the securities for initial sale to the public.

The final share price will be the closing price of the underlying shares on May ,

2013 (expected to be May 24, 2013), which we refer to as the valuation date. The valuation date is subject to postponement in the event of non-trading days and certain market disruption events.

Payment at maturity depends on the closing price of the underlying shares on the valuation date
At maturity, you will receive for each $10 stated principal amount of securities that you hold an amount in cash that will vary depending on the closing price of the underlying shares on the valuation date, equal to:

•	If the final share price is greater than or equal to the initial share price, º $10 plus the upside payment,

where,

upside payment = $1.60 to $2.00 per security (16% to 20% of the stated principal amount).  Accordingly, even if the final share price is significantly greater than the initial share price, your payment at maturity will not exceed $11.60 to $12.00 per security.  The actual upside payment will be determined on the pricing date.

•	If the final share price is less than the initial share price, º $10 times the share performance factor,

where,

share performance factor	=	final share price
initial share price

Accordingly, if the final share price is less than the initial share price, investors will lose 1% of the stated principal amount for every 1% decrease in the final share price.  This amount will be less than the $10 stated principal amount and could be zero.  There is no minimum payment at maturity on the securities.

All payments on the securities are subject to the credit risk of Citigroup Inc.

On page PS-6, we have provided a payoff diagram under “Hypothetical Payments on the Securities at Maturity,” which illustrates the performance of the securities at maturity over a range of hypothetical percentage changes in the closing price of the underlying shares from the initial share price to the final share price.  The payoff diagram does not show every situation that can occur.

You can review historical closing prices of the underlying shares in the section of this pricing supplement called “Description of Securities—Historical Information.”  You cannot predict the future performance of the underlying shares based on their historical performance.

If a market disruption event occurs with respect to the underlying shares on the valuation date or if the valuation date is not a trading day, the final share price will be determined in accordance with “Description of Securities—Closing Price” below.

Your participation in any increase in the price of the underlying shares will be
The positive return investors may realize on the securities if the final share price is greater than or equal to the initial share price will be equal to, but no greater than, the upside payment of $1.60 to $2.00 per security (16% to 20% of the stated

no greater than the upside payment	principal amount). Accordingly, even if the final share price is substantially greater than the initial share price, your payment at maturity will not exceed $11.60 to $12.00 per security. The actual upside payment will be determined on the pricing date. See “Hypothetical Payments on the Securities at Maturity.”

You will not be entitled to receive any dividends paid with respect to the underlying shares, any stocks held by the Market Vectors® Gold Miners Exchange-Traded Fund or any stocks included in the NYSE Arca Gold Miners Index

Investing in the securities is not equivalent to investing in the underlying shares, the NYSE Arca Gold Miners Index, any stocks held by the Market Vectors® Gold Miners Exchange-Traded Fund or any stocks included in the NYSE Arca Gold Miners Index, and you will not be entitled to receive any dividends paid with respect to any of the foregoing.  As of April 2, 2012, the trailing 12-month dividend yield of the underlying shares was 0.30%, which, if the dividend yield remained constant for the term of the securities, would be equivalent to 0.33% (calculated on a simple interest basis) over the approximately 13-month term of the securities.  However, it is impossible to predict whether the dividend yield over the term of the securities will be higher, lower or the same as this dividend yield or the dividend yield during any other period.  You should carefully consider whether an investment that does not provide for dividends or periodic interest is appropriate for you.  The payment scenarios described in this pricing supplement do not show any effect of lost dividend yield over the term of the securities.

Citigroup Global Markets will be the calculation agent
We have appointed our affiliate, Citigroup Global Markets Inc. (“Citigroup Global Markets”), to act as calculation agent for The Bank of New York Mellon, a New York banking corporation (as successor trustee under an indenture dated June 1, 2005), the trustee for our senior securities.  As calculation agent, Citigroup Global Markets will determine, among other things, the initial share price, the final share price, the share performance factor, if applicable, whether a market disruption event has occurred and the payment, if any, that you will receive at maturity.

Citigroup Global Markets will be the underwriter; conflicts of interest
The underwriter for the offering of the securities, our affiliate Citigroup Global Markets, will conduct this offering in compliance with the requirements of Rule 5121 of the Conduct Rules of the Financial Industry Regulatory Authority, Inc., which is commonly referred to as FINRA, regarding a FINRA member firm’s distribution of the securities of an affiliate and related conflicts of interest.  In accordance with FINRA Rule 5121, Citigroup Global Markets or any of our other affiliates may not make sales in this offering to any client account over which Citigroup Inc., its subsidiaries or affiliates of its subsidiaries have investment discretion without the prior written consent of the client.  See “Description of Securities—Plan of Distribution; Conflicts of Interest.”

You may revoke your offer to purchase the securities prior to our acceptance
We are using this pricing supplement to solicit from you an offer to purchase the securities.  You may revoke your offer to purchase the securities at any time prior to the time at which we accept such offer by notifying the underwriter.  We reserve the right to change the terms of, or reject any offer to purchase, the securities prior to their issuance.  In the event of any material changes to the terms of the securities, we will notify you.

Where you can find more information on the securities
The securities are senior unsecured securities issued as part of our Series D medium-term senior note program.  You can find a general description of our Series D medium-term senior note program in the accompanying prospectus supplement dated May 12, 2011 and prospectus dated May 12, 2011.  We describe the basic features of this type of security in the section of the prospectus supplement called “Description of the Notes—Indexed Notes” and in the section of the prospectus called “Description of Debt Securities.”

For a detailed description of the terms of the securities, you should read the section of this pricing supplement called “Description of Securities.”  You should also read about some of the risks involved in investing in securities in the section of this pricing supplement called “Risk Factors.”  The tax and accounting treatment of investments in equity-linked securities such as the securities may differ from that of investments in ordinary debt securities or common stock.  See the section of this pricing supplement called “Description of Securities—United States Federal Tax Considerations.”  We urge you to consult your investment, legal, tax, accounting and other advisers with regard to any proposed or actual investment in the securities.

How to reach us
Morgan Stanley Smith Barney clients may contact their local Morgan Stanley Smith Barney branch office or its principal executive offices at 1585 Broadway, New York, New York 10036 (telephone number (866) 477-4776).  All other clients may contact their local brokerage representative.

HYPOTHETICAL PAYMENTS ON THE SECURITIES AT MATURITY

The payoff diagram below illustrates the hypothetical payment at maturity per security for a range of hypothetical percentage changes in the closing price of the underlying shares from the initial share price to the final share price.

Investors will not be entitled to receive any dividends paid with respect to the underlying shares.  As of April 2, 2012, the trailing 12-month dividend yield of the underlying shares was 0.30%, which, if the dividend yield remained constant for the term of the securities, would be equivalent to 0.33% (calculated on a simple interest basis) over the approximately 13-month term of the securities.  However, it is impossible to predict whether the dividend yield over the term of the securities will be higher, lower or the same as this dividend yield or the dividend yield during any other period.  You should carefully consider whether an investment that does not provide for dividends or periodic interest is appropriate for you.  The payment scenarios described in this pricing supplement do not show any effect of lost dividend yield over the term of the securities.

The diagram is based on the following terms:

Stated Principal Amount:	$10.00 per security

Hypothetical Upside Payment:	$1.80 per security (18% of the stated principal amount)

Minimum Payment at Maturity:	There is no minimum payment at maturity.

Hypothetical Maximum Payment at Maturity:	$11.80 per security

•
In the payoff diagram above, if the final share price is greater than or equal to the initial share price, an investor will receive a payment at maturity that is greater than the $10 stated principal amount per security, but in all cases is equal to and will not exceed $11.80 per security, the $10 stated principal amount plus the hypothetical upside payment of $1.80 per security.

•
In the payoff diagram above, if the final share price is less than the initial share price, an investor will receive a payment at maturity that is less than the $10 stated principal amount and possibly zero.  Investors will lose 1% of the stated principal amount for every 1% decrease in the final share price from the initial share price.  For example, if the final share price has decreased by 25% from the initial share price, the payment at maturity will be $7.50 per security (75% of the stated principal amount).  There is no minimum payment at maturity on the securities.

RISK FACTORS

The securities are riskier than ordinary debt securities, do not pay interest and do not guarantee the return of any of the stated principal at maturity.  This section describes certain significant risks relating to the securities.  You should read these risk factors together with the risk factors included in the accompanying prospectus supplement and prospectus. We urge you to consult your investment, legal, tax, accounting and other advisers with regard to any proposed or actual investment in the securities, and to carefully consider whether the securities are suited to your particular circumstances before you decide to invest.

The securities do not pay interest or guarantee any return of principal
Unlike ordinary debt securities, the securities do not pay interest and do not guarantee the return of any of the stated principal amount at maturity.  If the final share price is less than the initial share price, your payment at maturity per security will be an amount in cash that is less than the $10 stated principal amount and possibly zero.  Investors will lose 1% of the stated principal amount for every 1% decrease in the final share price from the initial share price.  There is no minimum payment at maturity on the securities, and, accordingly, you could lose your entire investment.  See “Hypothetical Payments on the Securities at Maturity.”

The appreciation potential of the securities is fixed and limited
The appreciation potential of the securities is limited to the fixed upside payment of $1.60 to $2.00 per security (16% to 20% of the stated principal amount), even if the final share price is greater than the initial share price by more than 16% to 20%.  The actual upside payment will be determined on the pricing date.  See “Hypothetical Payments on the Securities at Maturity.”

The securities are subject to the credit risk of Citigroup Inc., the guarantor of any payments due on the securities, and any actual or anticipated changes to its credit ratings or credit spreads may adversely affect the value of the securities

Investors are dependent on the ability of Citigroup Inc., Citigroup Funding’s parent company and the guarantor of any payments due on the securities, to pay any amounts due on the securities at maturity.  Therefore, investors are subject to the credit risk of Citigroup Inc. and to changes in the market’s view of Citigroup Inc.’s creditworthiness.  The securities are not guaranteed by any other entity. If Citigroup Inc. defaults on its obligations under the securities, your investment will be at risk and you could lose some or all of your investment. Any decline or anticipated decline in Citigroup Inc.’s credit ratings, or any increase or anticipated increase in the credit spreads charged by the market for taking Citigroup Inc.’s credit risk, is likely to adversely affect the value of the securities.

The securities will not be listed on any securities exchange, and secondary trading may be limited
The securities will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the securities. Citigroup Global Markets may, but is not obligated to, make a market in the securities. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the securities easily. Because we do not expect that other broker-dealers will participate significantly in any secondary market that may develop for the securities, the price at which you may be able to trade your securities is likely to depend on the price, if any, at which Citigroup Global Markets is willing to transact. If, at any time, Citigroup Global Markets were not to make a market in the securities, it is likely that there would be no secondary market for the securities. Accordingly, you should be willing to hold your securities to maturity.

The inclusion of underwriting fees and projected profit from hedging in the issue price is likely to adversely affect secondary market prices
Assuming no change in market conditions or any other relevant factors, the price, if any, at which Citigroup Global Markets may be willing to purchase the securities in secondary market transactions will likely be lower than the issue price, since the issue price will include, and secondary market prices are likely to exclude, underwriting fees paid with respect to the securities, as well as the cost of hedging our obligations under the securities. The cost of hedging includes the projected profit that our affiliates may realize in consideration for assuming the risks inherent in managing the hedging transactions. The secondary market prices for the securities are also likely to be reduced by the costs of unwinding the related hedging transaction. Our affiliates may realize a profit from the expected hedging activity even if investors do not receive a favorable investment return under the terms of the securities or in any secondary market transaction. In addition, any secondary market prices may differ from values determined by pricing models used by Citigroup Global Markets, as a result of dealer discounts, mark-ups or other transaction costs.

The market price of the securities will be influenced by many unpredictable factors
Several factors will influence the value of the securities and the price, if any, at which Citigroup Global Markets may be willing to purchase the securities in any secondary market that may develop, including:

▪	the price and volatility (frequency and magnitude of changes in price) of the underlying shares and the stocks held by the Market Vectors® Gold Miners Exchange-Traded Fund;

▪	dividend yields on the underlying shares and the stocks held by the Market Vectors® Gold Miners Exchange-Traded Fund;

▪	U.S. interest rates generally;

▪	time remaining to maturity of the securities;

▪
geopolitical conditions and economic, financial, political, regulatory, judicial or other events that affect the underlying shares, the gold and silver mining industries or the capital markets generally;

▪	the occurrence of certain events affecting the underlying shares that may or may not require an adjustment to the initial share price; and

▪	any actual or anticipated changes in the credit ratings or credit spreads of Citigroup Inc.

The price of the underlying shares may be, and has recently been, extremely volatile, and we can give you no assurance that the volatility will lessen.  See “Description of Securities—Historical Information.” You may receive less, and possibly significantly less, than the stated principal amount per security if you are able to sell your securities prior to maturity.

Historically, the closing price of the underlying shares has been volatile
From January 3, 2007 to April 2, 2012, the closing price of the underlying shares has been as low as $16.38 and as high as $66.69. The volatility of the closing price of the underlying shares may result in your receiving at maturity an amount that is less than the stated principal amount of the securities and possibly zero.

Investing in the securities exposes investors to risks associated with investments in securities with concentration in a single industry
The securities are subject to certain risks applicable to the gold and silver mining industry. All or substantially all of the stocks included in the NYSE Arca Gold Miners Index and that are generally tracked by the Market Vectors® Gold Miners Exchange-Traded Fund are stocks of companies primarily engaged in the mining of gold or silver.  The underlying shares may be subject to increased price volatility as they are linked to a single industry, market or sector and may be more susceptible to adverse economic, market, political or regulatory occurrences affecting that industry, market or sector.

Because the Market Vectors® Gold Miners Exchange-Traded Fund primarily invests in stocks and ADRs of companies that are involved in the gold and silver mining industry, the underlying shares are subject to certain risks associated with such companies.

Competitive pressures may have a significant effect on the financial condition of companies in the gold mining industry. Also, gold mining companies are highly dependent on the price of gold. Gold prices are subject to volatile price movements over short periods of time and are affected by numerous factors. These include economic factors, including, among other things, the structure of and confidence in the global monetary system, expectations of the future rate of inflation, the relative strength of, and confidence in, the U.S. dollar (the currency in which the price of gold is generally quoted), interest rates and gold borrowing and lending rates, and global or regional economic, financial, political, regulatory, judicial or other events. Gold prices may also be affected by industry factors such as industrial and jewelry demand, lending, sales and purchases of gold by the official sector, including central banks and other governmental agencies and multilateral institutions which hold gold, levels of gold production and production costs, and short-term changes in supply and demand because of trading activities in the gold market.

In particular, you should understand that the price of gold may be inversely correlated with the strength or weakness of the U.S. dollar relative to other currencies. If the U.S. dollar generally strengthens relative to other currencies and all other conditions remain constant, the price of gold may be expected to decline. However, you should also understand that many factors other than the value of the U.S. dollar affect the price of gold and that, at numerous times in the past, the price of gold and the value of the U.S. dollar have declined at the same time. Accordingly, gold may not be an effective hedge against depreciation of the U.S. dollar.

The Market Vectors® Gold Miners Exchange-Traded Fund invests to a lesser extent in stocks and ADRs of companies involved in the silver mining industry. Silver mining companies are highly dependent on the price of silver. Silver prices can fluctuate widely and may be affected by numerous factors. These include general economic trends, technical developments, substitution issues and regulation, as well as specific factors including industrial and jewelry demand, expectations with respect to the rate of inflation, the relative strength of the U.S. dollar (the currency in which the price of silver is generally quoted) and other currencies, interest rates, central bank sales, forward sales by producers, global or regional political or economic events, and production costs and disruptions in major silver producing countries such as Mexico and Peru. The supply of silver consists of a combination of new mine production and existing stocks of bullion and fabricated silver held by governments, public and private financial institutions, industrial organizations and private individuals. In addition, the price of silver has on occasion been subject to very rapid short-term changes due to speculative activities. From time to time, above-ground inventories of silver may also influence the market. The major end-uses for silver include industrial applications, photography, jewelry and silverware.

Investing in the securities is not equivalent to investing in the underlying shares, the NYSE Arca Gold Miners Index, any stocks held by the Market Vectors® Gold Miners Exchange-Traded Fund or any stocks included in the NYSE Arca Gold Miners Index

Investing in the securities is not equivalent to investing in the underlying shares, the NYSE Arca Gold Miners Index, any stocks held by the Market Vectors® Gold Miners Exchange-Traded Fund or any stocks included in the NYSE Arca Gold Miners Index, and you will not be entitled to receive any dividends paid with respect to any of the foregoing.  As of April 2, 2012, the trailing 12-month dividend yield of the underlying shares was 0.30%, which, if the dividend yield remained constant for the term of the securities, would be equivalent to 0.33% (calculated on a simple interest basis) over the approximately 13-month term of the securities.  However, it is impossible to predict whether the dividend yield over the term of the securities will be higher, lower or the same as this dividend yield or the dividend yield during any other period.  You should carefully consider whether an investment that does not provide for dividends or periodic interest is appropriate for you.  The payment scenarios described in this pricing supplement do not show any effect of lost dividend yield over the term of the securities.

Adjustments to the underlying shares or to the NYSE Arca Gold
The investment advisor to the Market Vectors® Gold Miners Exchange-Traded Fund, Van Eck Associates Corporation (the “Investment Adviser”), seeks to replicate, before fees and expenses, the price and yield performance of the NYSE Arca Gold

Miners Index could adversely affect the value of the securities	Miners Index. Pursuant to its investment strategy or otherwise, the Investment Adviser may add, delete or substitute the stocks held by the Market Vectors® Gold Miners Exchange-Traded Fund. Any of these actions could adversely affect the price of the underlying shares and, consequently, the value of the securities. NYSE Euronext (the “Underlying Index Publisher”) is responsible for calculating and maintaining the NYSE Arca Gold Miners Index. The Underlying Index Publisher may add, delete or substitute the stocks included in the NYSE Arca Gold Miners Index or make other methodological changes that could change the value of the NYSE Arca Gold Miners Index.

Because the Market Vectors® Gold Miners Exchange-Traded Fund invests in non-U.S. companies, you may be subject to currency exchange rate risk.
Because the Market Vectors® Gold Miners Exchange-Traded Fund holds stocks issued by non-U.S. companies, you will be exposed to currency exchange rate risk with respect to the currency in which those stocks trade. Your net exposure will depend on the extent to which the non-U.S. currency strengthens or weakens against the U.S. dollar and the relative weight of each stock in the Market Vectors® Gold Miners Exchange-Traded Fund’s portfolio. If, taking into account such weighting, the U.S. dollar strengthens against the non-U.S. currency, the price of the stocks in which the Market Vectors® Gold Miners Exchange-Traded Fund invests will be adversely affected and the value of the securities may decrease.

You will have no rights against the Investment Adviser or the Underlying Index Publisher
You will have no rights against the Investment Adviser or the Underlying Index Publisher, even though your payment at maturity will depend on the closing price of the underlying shares on the valuation date.  The Investment Adviser and the Underlying Index Publisher are not in any way involved in this offering and have no obligations relating to the securities or the holders of the securities.

The Market Vectors® Gold Miners Exchange-Traded Fund and the NYSE Arca Gold Miners Index are different
The performance of the underlying shares may not exactly replicate the performance of the NYSE Arca Gold Miners Index because the Market Vectors® Gold Miners Exchange-Traded Fund will reflect transaction costs and fees that are not included in the calculation of the NYSE Arca Gold Miners Index. It is also possible that the Market Vectors® Gold Miners Exchange-Traded Fund may not hold all of the securities included in the NYSE Arca Gold Miners Index and may hold securities and derivative financial instruments not included in the NYSE Arca Gold Miners Index.  In certain circumstances, the performance of the Market Vectors® Gold Miners Exchange-Traded Fund may diverge significantly from the performance of the NYSE Arca Gold Miners Index due to the temporary unavailability of certain securities in the secondary market, the performance of any derivative instruments contained in this fund, differences in trading hours between the Market Vectors® Gold Miners Exchange-Traded Fund and the shares included in the NYSE Arca Gold Miners Index or due to other circumstances.  The Investment Adviser may invest up to 20% of the Market Vectors® Gold Miners Exchange-Traded Fund’s assets in securities not included in the NYSE Arca Gold Miners Index, and in futures contracts, options on futures contracts, options and swaps as well as cash and cash equivalents, including shares of other funds advised by the Investment Adviser.

The anti-dilution adjustments do not cover every event that could affect the underlying shares
Citigroup Global Markets, as calculation agent, will adjust the initial share price for certain events affecting the underlying shares. However, the calculation agent will not make an adjustment for every event that could affect the underlying shares. If an event occurs that does not require the calculation agent to adjust the initial share price, the value of the securities and the amount payable to you at maturity may be materially and adversely affected.

The calculation agent, which is an affiliate of ours, will make determinations with
Citigroup Global Markets, the calculation agent, is an affiliate of ours. As calculation agent, Citigroup Global Markets will determine the initial share price, the final share price and the share performance factor, if applicable, and will calculate the amount of cash, if any, you will receive at maturity. Determinations made by Citigroup Global Markets, in its capacity as calculation agent, including with respect

respect to the securities	to the occurrence or non-occurrence of market disruption events, the selection of successor shares in the event of delisting or suspension of trading in the underlying shares, or the calculation of the final share price in the event of a market disruption event or termination of the Market Vectors® Gold Miners Exchange-Traded Fund, may adversely affect your payment at maturity.

Hedging and trading activity by the calculation agent and its affiliates could potentially affect the value of the securities
One or more of our affiliates expect to hedge our obligations under the securities and will carry out hedging activities related to the securities, including trading in the underlying shares, the stocks held by the Market Vectors® Gold Miners Exchange-Traded Fund and/or the stocks included in the NYSE Arca Gold Miners Index, as well as in other instruments related to the underlying shares, such stocks and/or the NYSE Arca Gold Miners Index. Our affiliates also trade the underlying shares, such stocks and other financial instruments related to the underlying shares, such stocks and/or the NYSE Arca Gold Miners Index on a regular basis as part of their general broker-dealer, proprietary trading and other businesses. Any of these hedging or trading activities on or prior to the pricing date could potentially increase the value of the shares on the pricing date, and therefore could increase the price at which the underlying shares must close on the valuation date so that an investor receives a payment at maturity that exceeds the issue price of the securities. Additionally, such hedging or trading activities during the term of the securities, including on the valuation date, could adversely affect the closing price of the underlying shares on the valuation date and, accordingly, the amount of cash, if any, an investor will receive at maturity.

The U.S. federal tax consequences of an investment in the Securities are unclear
There is no direct legal authority regarding the proper U.S. federal tax treatment of the securities, and we do not plan to request a ruling from the Internal Revenue Service (the “IRS”).  Consequently, significant aspects of the tax treatment of the securities are uncertain, and the IRS or a court might not agree with the treatment of the securities as prepaid forward contracts.  If the IRS were successful in asserting an alternative treatment for the securities, the tax consequences of ownership and disposition of the securities might be affected materially and adversely.  As discussed below under “United Stated Federal Tax Considerations – Possible Alternative Tax Treatments of an Investment in the Securities,” even if the treatment of the securities as prepaid forward contracts is respected, there is a risk that the securities may be treated as “constructive ownership transactions.” In that case, all or a portion of any long-term capital gain U.S. Holders would otherwise recognize on a sale, exchange or retirement of the securities could be recharacterized as ordinary income, in which case an interest charge would apply with respect to the deemed tax liability that would have been incurred if such income had accrued at a constant rate over the period they held the securities. In addition, as described below under “Description of Securities—United States Federal Tax Considerations,” in 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments.  Any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect.  Both U.S. and non-U.S. persons considering an investment in the securities should review carefully the section of this pricing supplement entitled “Description of Securities—United States Federal Tax Considerations” and consult their tax advisers regarding the U.S. federal tax consequences of an investment in the securities (including possible alternative treatments and the issues presented by the 2007 notice), as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

DESCRIPTION OF SECURITIES

Terms not defined herein have the meanings given to such terms in the accompanying prospectus supplement.  The term “Security” refers to each $10 stated principal amount of our Jump Securities Based on the Market Vectors® Gold Miners Exchange-Traded Fund due May    , 2013.  In this pricing supplement, the terms “Citigroup Funding,” “we,” “us” and “our” refer to Citigroup Funding Inc.

Aggregate Principal Amount	$

Pricing Date	April , 2012 (expected to be April 27, 2012)

Original Issue Date (Settlement Date)	May , 2012 (three Business Days after the Pricing Date)

Maturity Date	May , 2013 (expected to be May 30, 2013)

Valuation Date
May    , 2013 (expected to be May 24, 2013).  If the originally scheduled Valuation Date is not a Trading Day, the Valuation Date may be postponed by the Calculation Agent, but not past the Business Day immediately prior to the Maturity Date.  In addition, if a Market Disruption Event occurs on the originally scheduled Valuation Date, the Calculation Agent may postpone the Valuation Date as described below under “—Closing Price.”

Interest Rate	None

Specified Currency	U.S. dollars

Stated Principal Amount	$10 per Security

Issue Price	$10 per Security. See “Description of Securities—Plan of Distribution; Conflicts of Interest” for information about volume purchase discounts.

CUSIP Number	17318Q806

ISIN Number	US17318Q8069

Denominations	$10 and integral multiples thereof

Underlying Shares	Shares of the Market Vectors® Gold Miners Exchange-Traded Fund

Payment at Maturity	You will receive for each $10 Stated Principal Amount of Securities that you hold a Payment at Maturity equal to:

•	If the Final Share Price is greater than or equal to the Initial Share Price, $10 plus the Upside Payment, or

•
If the Final Share Price is less than the Initial Share Price, $10 times the Share Performance Factor. This payment will be less than the $10 Stated Principal Amount and could be zero. There is no minimum payment on the Securities at maturity.

We shall, or shall cause the Calculation Agent to, (i) provide written notice to the Trustee and to The Depository Trust Company, which we refer to as DTC, of the amount of cash, if any, to be delivered with respect to each Security, on or prior to 10:30 a.m. (New York City time) on the Trading Day preceding the

Maturity Date (but if such Trading Day is not a Business Day, prior to the close of business on the Business Day preceding the Maturity Date), and (ii) deliver the aggregate cash amount, if any, due with respect to the Securities to the Trustee for delivery to DTC, as holder of the Securities, on or prior to the Maturity Date. We expect such amount of cash, if any, will be distributed to investors on the Maturity Date in accordance with the standard rules and procedures of DTC and its direct and indirect participants. See “—Book-Entry Security or Certificated Security” below, and see “Forms of Securities—The Depositary” in the accompanying prospectus.

Upside Payment	$1.60 to $2.00 per Security (16% to 20% of the Stated Principal Amount). The actual Upside Payment will be determined on the Pricing Date.

Share Performance Factor	A fraction, the numerator of which is the Final Share Price and the denominator of which is the Initial Share Price, as described by the following formula:

Share Performance Factor	=	Final Share Price
Initial Share Price

Initial Share Price	$ , the Closing Price of the Underlying Shares on the Pricing Date, subject to adjustment upon the occurrence of certain limited events affecting the Underlying Shares

Final Share Price	The Closing Price of the Underlying Shares on the Valuation Date

Minimum Payment at Maturity	There is no minimum Payment at Maturity.

Maximum Payment at Maturity	$11.60 to $12.00 per Security (116% to 120% of the Stated Principal Amount), to be determined on the Pricing Date

Closing Price	Subject to the provisions set out under “—Delisting or Suspension of Trading, Liquidation, Discontinuance and Alteration of Method of Calculation” below:

(a)
if the Underlying Shares are listed on a national securities exchange on that date of determination, the closing sale price or, if no closing sale price is reported, the last reported sale price on that date on the principal national securities exchange on which the Underlying Shares are listed or admitted to trading; or

(b)
if the Underlying Shares are not listed on a national securities exchange on that date of determination, or if the closing sale price or last reported sale price on such exchange is not obtainable (even if the Underlying Shares are listed or admitted to trading on such exchange), any last reported bid price for the security of the principal trading session on the over-the-counter market on that date as reported on the OTC Bulletin Board Service (the “OTC Bulletin Board”), the National Quotation Bureau or a similar organization.

If no such price is available pursuant to clauses (a) or (b) above or if a Market Disruption Event occurs or is continuing, the Closing Price of the Underlying Shares for that date, unless deferred by the Calculation Agent as described below, will be the arithmetic mean, as determined by the Calculation Agent, of the bid prices of the Underlying Shares obtained from as many dealers in such security (which may include Citigroup Global Markets or any of our other affiliates or subsidiaries), but not exceeding three such dealers, as will make such bid prices available to the Calculation Agent.  The term “OTC Bulletin Board” will include any successor to such service. See “—Delisting or Suspension of Trading, Liquidation, Discontinuance and Alteration of Method of Calculation” and “—Anti-dilution Adjustments” below.  The determination of the Closing Price of the Underlying Shares by the Calculation Agent upon the occurrence of a Market Disruption Event may be deferred by the calculation agent for up to five consecutive Trading Days on which a Market Disruption Event occurs or is continuing, but not past the Business Day immediately prior to the Maturity Date.

Anti-dilution Adjustments	If the Underlying Shares, after the Pricing Date,

(a)
pay a share dividend or there is a distribution with respect to the Underlying Shares in the form of Underlying Shares (excluding any share dividend or distribution for which the number of Underlying Shares paid or distributed is based on a fixed cash equivalent value);

(b)	are subdivided or split into a greater number of Underlying Shares;

(c)	are combined into a smaller number of Underlying Shares; or

(d)	other shares are issued by reclassification of the Underlying Shares,

then, in each of these cases, the Initial Share Price will be divided by a dilution adjustment equal to a fraction, the numerator of which will be the number of Underlying Shares outstanding immediately after the event, plus, in the case of a reclassification referred to in (d) above, the number of other shares, and the denominator of which will be the number of the Underlying Shares outstanding immediately before the event. In the event of a reclassification referred to in (d) above as a result of which no Underlying Shares are outstanding, the Initial Share Price will be determined by reference to the other shares issued in the reclassification.

Each dilution adjustment will be effected as follows:

(a)
 in the case of any dividend, distribution or issuance, at the opening of business on the Business Day next following the record date for determination of holders of the Underlying Shares entitled to receive this dividend, distribution or issuance or, if the announcement of this dividend, distribution or issuance is after this record date, at the time this dividend, distribution or issuance was announced by the Market Vectors® Gold Miners Exchange-Traded Fund; and

(b)	in the case of any subdivision, split, combination or reclassification, on the effective date of the transaction.

All dilution adjustments will be rounded upward or downward to the nearest 1/10,000th or, if there is not a nearest 1/10,000th, to the next lower 1/10,000th. No adjustment in the Initial Share Price will be required unless the adjustment would require an increase or decrease of at least one percent therein, provided, however, that any adjustments which by reason of this sentence are not required to be made will be carried forward (on a percentage basis) and taken into account in any subsequent adjustment. If any announcement or declaration of a record date in respect of a dividend, distribution, issuance or repurchase requiring an adjustment as described herein is subsequently canceled by the Market Vectors® Gold Miners Exchange-Traded Fund, or this dividend, distribution, issuance or repurchase fails to receive requisite approvals or fails to occur for any other reason, then, upon the cancellation, failure of approval or failure to occur, the Initial Share Price will be further adjusted to the Initial Share Price that would then have been in effect had adjustment for the event not been made.

Business Day	Any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions are authorized or required by law or regulation to close in The City of New York.

Trading Day
A day, as determined by the Calculation Agent, on which trading is generally conducted (or was scheduled to have been generally conducted, but for the occurrence of a Market Disruption Event) on the New York Stock Exchange, NYSE Alternext US, NYSE Arca, Inc., NASDAQ, the Chicago Mercantile Exchange and the Chicago Board of Options Exchange, and in the over-the-counter market for equity securities in the United States.

Book Entry Security or
Certificated Security
The Securities will be issued in the form of one or more fully registered global securities which will be deposited with, or on behalf of, DTC and will be registered in the name of a nominee of DTC.  DTC’s nominee will be the only registered holder of the Securities.  Your beneficial interest in the Securities will be evidenced solely by entries on the books of the securities intermediary acting on your behalf as a direct or indirect participant in DTC.  In this pricing supplement, all references to actions taken by “you” or to be taken by “you” refer to actions taken or to be taken by DTC and its participants acting on your behalf, and all references to payments or notices to you will mean payments or notices to DTC, as the registered holder of the Securities, for distribution to participants in accordance with DTC’s procedures.  For more information regarding DTC and book-entry securities, please read “Description of Debt Securities—Book-Entry Procedures and Settlement” in the accompanying prospectus.

Senior Security or Subordinated Security	Senior

Paying Agent	Citibank, N.A.

Trustee	The Bank of New York Mellon, a New York banking corporation (as successor trustee under an indenture dated June 1, 2005)

Underwriter	Citigroup Global Markets, acting as principal

Calculation Agent	Citigroup Global Markets

All determinations made by the Calculation Agent will be at the sole discretion of the Calculation Agent and will, in the absence of manifest error, be conclusive for all purposes and binding on you, the Trustee and us.

All calculations with respect to the Payment at Maturity, if any, will be rounded to the nearest one hundred-thousandth, with five one-millionths rounded upward (e.g., .876545 would be rounded to .87655); all dollar amounts related to determination of the amount of cash payable per Security will be rounded to the nearest ten-thousandth, with five one hundred-thousandths rounded upward (e.g., .76545 would be rounded up to .7655); and all dollar amounts paid on the aggregate number of Securities will be rounded to the nearest cent, with one-half cent rounded upward.

Determinations made by the Calculation Agent, an affiliate of ours, including with respect to the occurrence or non-occurrence of Market Disruption Events or calculation of the Final Share Price in the event of a Market Disruption Event, may affect the Payment at Maturity.  See “—Delisting or Suspension of Trading, Liquidation, Discontinuance and Alteration of Method of Calculation” and “—Market Disruption Event” below.  Citigroup Global Markets is obligated to carry out its duties and functions as Calculation Agent in good faith and using its reasonable judgment.

Market Disruption Event
As determined by the Calculation Agent in its sole discretion, means the occurrence or existence of any suspension of or limitation imposed on trading (by reason of movements in price exceeding limits permitted by any relevant exchange or market or otherwise) of, or the unavailability, through a recognized system of public dissemination of transaction information, for a period longer than two hours, or during the one-half hour period preceding the close of trading, on the applicable exchange or market, of accurate price, volume or related information in respect of (i) the Underlying Shares (or any other security for which a closing price must be determined) on any exchange or market, (ii) stocks which then constitute 20% or more of the value of the assets underlying the Underlying Shares or any Successor Shares or 20% or more of the value of the NYSE Arca Gold Miners Index or any Successor Index, or (iii) any options contracts or futures contracts relating to the Underlying Shares (or other security) or any Successor Shares or the NYSE Arca Gold Miners Index or any Successor Index, or any options on such futures contracts, on any exchange or market if, in each case, in the determination of the Calculation Agent, any such suspension, limitation or unavailability is material.

For purposes of determining whether a Market Disruption Event exists at any time, if trading in a security included in the assets underlying the Underlying Shares or any Successor Shares or included in the NYSE Arca Gold Miners Index or any Successor Index, as applicable, is materially suspended or materially limited at that time, then the relevant percentage contribution of that security to the value of the assets underlying the Underlying Shares or any Successor Shares or the value of the NYSE Arca Gold Miners Index or any Successor Index will be based on a comparison of the portion of the value of such assets or such index, as applicable, attributable to that security relative to the overall value of such assets or such index, as applicable, in each case immediately before that suspension or limitation.

For the purpose of determining whether a Market Disruption Event has occurred: (1) a limitation on the hours or number of days of trading will not constitute a Market Disruption Event if it results from an announced change in the regular business hours of the relevant exchange or market, (2) a decision to permanently discontinue trading in the relevant futures or options contract or any exchange-traded fund, including the Underlying Shares, will not constitute a Market Disruption Event, (3) a suspension of trading in futures or options contracts on the NYSE Arca Gold Miners Index or the Underlying Shares by the primary securities market trading in such contracts by reason of (a) a price change exceeding limits set by such securities exchange or market, (b) an imbalance of orders relating to such contracts or (c) a disparity in bid and ask quotes relating to such contracts will constitute a suspension, absence or material limitation of trading in futures or options contracts related to the NYSE Arca Gold Miners Index or the Underlying Shares and (4) a “suspension, absence or material limitation of trading” on any relevant exchange or on the primary market on which futures or options contracts related to the NYSE Arca Gold Miners Index or the Underlying Shares are traded will not include any time when such securities market is itself closed for trading under ordinary circumstances.

No Redemption	The Securities are not subject to redemption at the option of Citigroup Funding or any holder prior to maturity.

Alternate Payment Calculation
in Case of an Event of Default
In case an event of default with respect to the Securities shall have occurred and be continuing, the amount declared due and payable per Security upon any acceleration of the Securities shall be determined by the Calculation Agent and shall be an amount in cash, if any, equal to the Payment at Maturity calculated using the Closing Price as of the date of such acceleration as the Final Share Price.

If the maturity of the Securities is accelerated because of an event of default as described above, we shall, or shall cause the Calculation Agent to, provide written notice to the Trustee at its New York office, on which notice the Trustee may conclusively rely, and to DTC of the cash amount due, if any, with respect to the Securities as promptly as possible and in no event later than two Business Days after the date of acceleration.

Delisting or Suspension of Trading,
Liquidation, Discontinuance and

Alteration of Method of Calculation
If the Underlying Shares are delisted from, or trading of the Underlying Shares is suspended on, their primary exchange or market and a major U.S. exchange or market lists or approves for trading successor or substitute securities that the Calculation Agent determines, in its sole discretion to be comparable to the Underlying Shares (any such securities, “Successor Shares”), the price of such Successor Shares will be substituted for all purposes, including but not limited to determining the Closing Price of the Underlying Shares. Upon any selection by the Calculation Agent of Successor Shares, the Calculation Agent will cause notice thereof to be furnished to the registered holders of the Securities.

If the Underlying Shares are delisted from, or trading of the Underlying Shares is suspended on, their primary exchange or market and Successor Shares that the Calculation Agent determines to be comparable to the Underlying Shares are not listed or approved for trading on a major U.S. exchange or market, a successor or substitute security will be selected by the Calculation Agent, in its sole discretion, and the value of such successor or substitute security, as determined by the Calculation Agent in its sole discretion, will be substituted for all purposes, including but not limited to determining the Closing Price of the Underlying Shares. Upon any selection by the Calculation Agent of successor or substitute securities, the Calculation Agent will cause notice thereof to be furnished to the registered holders of the Securities.

If the Market Vectors® Gold Miners Exchange-Traded Fund is liquidated or otherwise terminated (a “Liquidation Event”), the Closing Price of the Underlying Shares on any Trading Day following the Liquidation Event will be determined by the Calculation Agent and will be deemed to equal the product of (i) the closing level of the NYSE Arca Gold Miners Index (or any Successor Index, as described below) on such Trading Day (taking into account any material changes in the method of calculating the NYSE Arca Gold Miners Index following such Liquidation Event), multiplied by (ii) a fraction, the numerator of which is the Closing Price of the Underlying Shares and the denominator of which is the closing level of the NYSE Arca Gold Miners Index (or any Successor Index, as described below), each determined as of the last day prior to the occurrence of the Liquidation Event on which a Closing Price was available.

If NYSE Euronext, as the Underlying Index Publisher, discontinues publication of the NYSE Arca Gold Miners Index and the Underlying Index Publisher or another entity (including Citigroup Global Markets) publishes a successor or substitute index that Citigroup Global Markets, as the Calculation Agent, determines, in its sole discretion, to be comparable to the discontinued NYSE Arca Gold Miners Index (such index being referred to herein as a “Successor Index”), then the Closing Price for the Underlying Shares on any Trading Day following a Liquidation Event will be determined by reference to the published level of such Successor Index at the regular weekday close of trading on such Trading Day.

Upon any selection by the Calculation Agent of a Successor Index, the Calculation Agent will cause written notice thereof to be furnished to the Trustee, to us and to DTC, as holder of the Securities, within three Trading Days of such selection.  We expect that such notice will be made available to you, as a beneficial owner of the Securities, in accordance with the standard rules and procedures of DTC and its direct and indirect participants.

If the Underlying Index Publisher discontinues publication of the NYSE Arca Gold Miners Index prior to, and such discontinuance is continuing on, the Valuation Date or the date of acceleration, if applicable, and Citigroup Global Markets, as the Calculation Agent, determines, in its sole discretion, that no Successor Index is available at such time, then the Calculation Agent will determine the Closing Price for the Underlying Shares for such date.  Such Closing Price will be computed by the Calculation Agent in accordance with the formula for calculating the NYSE Arca Gold Miners Index last in effect prior to such discontinuance, using the closing price (or, if trading in the relevant securities has been materially suspended or materially limited, its good faith estimate of the closing price that would have prevailed but for such suspension or limitation) at the close of the principal trading session of the primary exchange or market of trading for each security most recently included in the NYSE Arca Gold Miners Index without any rebalancing or substitution of such securities following such discontinuance.  Notwithstanding these alternative arrangements, discontinuance of the publication of the NYSE Arca Gold Miners Index may adversely affect the value of the Securities.

If at any time the method of calculating the NYSE Arca Gold Miners Index or a Successor Index is changed in any material respect, or if the NYSE Arca Gold Miners Index or a Successor Index is in any other way modified so that the level of the NYSE Arca Gold Miners Index or the Successor Index does not, in the opinion of the Calculation Agent, fairly represent the level of that index had the changes or modifications not been made, then, from and after that time, the Calculation Agent will, at the close of business in New York, New York, make those adjustments as, in the good faith judgment of the Calculation Agent, may be necessary in order to arrive at a calculation of a level of a stock index comparable to the NYSE Arca Gold Miners Index or the Successor Index as if the changes or modifications had not been made.  For example, if the method of calculating the NYSE Arca Gold Miners Index or the Successor Index is modified so that the level of the NYSE Arca Gold Miners Index or the Successor Index is a fraction or a multiple of what it would have been if it had not been modified, then the Calculation Agent will adjust that index in order to arrive at a level of that index as if it had not been modified.

The Market Vectors® Gold Miners Exchange- Traded Fund; Public Information

The Market Vectors® Gold Miners Exchange-Traded Fund is an exchange-traded fund managed by Van Eck Associates Corporation, a registered investment company, that seeks to replicate, before fees and expenses, the price and yield performance of the NYSE Arca Gold Miners Index.  It is possible that this fund may not fully replicate the performance of the NYSE Arca Gold Miners Index due to the temporary unavailability of certain securities in the secondary market or due to other circumstances.  Information provided to or filed with the Commission by the Market Vectors® Gold Miners Exchange-Traded Fund pursuant to the Securities Act of 1933 and the Investment Company Act of 1940 can be located by reference to Commission file numbers 333-123257 and 811-10325, respectively, through the Commission’s website at www.sec.gov.  In addition, information may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents.  We make no representation or warranty as to the accuracy or completeness of such information.

Market Vectors® is a service mark of Van Eck Associates Corporation (“Van Eck”).  The securities are not sponsored, endorsed, sold, or promoted by Van Eck.  Van Eck makes no representations or warranties to the owners of the securities or any member of the public regarding the advisability of investing in the securities.  Van Eck has no obligation or liability in connection with the operation, marketing, trading or sale of the securities.

This pricing supplement relates only to the Securities offered hereby and does not relate to the Underlying Shares.  We have derived all disclosures contained in this pricing supplement regarding Van Eck, the Underlying Shares and the NYSE Arca Gold Miners Index from publicly available documents.  In connection with the offering of the Securities, none of Citigroup Funding, Citigroup Inc. or Citigroup Global Markets has participated in the preparation of such documents or made any due diligence inquiry with respect to Van Eck, the Underlying Shares or the NYSE Arca Gold Miners Index.  None of Citigroup Funding, Citigroup Inc. or Citigroup Global Markets makes any representation that such publicly available documents or any other publicly available information regarding Van Eck, the Underlying Shares or the NYSE Arca Gold Miners Index is accurate or complete.  Furthermore, we cannot give any assurance that all events occurring prior to the date hereof (including events that would affect the accuracy or completeness of the publicly available documents described above) that would affect the trading price of the Underlying Shares (and therefore the price of the Underlying Shares at the time we price the Securities) have been publicly disclosed.  Subsequent disclosure of any such events or the disclosure of or failure to disclose material future events concerning Van Eck, the Underlying Shares or the NYSE Arca Gold Miners Index could affect the value received at maturity with respect to the Securities and therefore the trading prices of the Securities.

Neither Citigroup Inc. nor any of its subsidiaries makes any representation to you as to the performance of the Underlying Shares.

We and/or our affiliates may presently or from time to time engage in business with Van Eck.  In the course of such business, we and/or our affiliates may acquire non-public information with respect to Van Eck or the Market Vectors® Gold Miners Exchange-Traded Fund and neither we nor any of our affiliates undertakes to disclose any such information to you.  In addition, one or more of our affiliates may publish research reports with respect to the Underlying Shares.  The statements in the preceding two sentences are not intended to affect the rights of investors in the Securities under the securities laws.  As a prospective purchaser of the Securities, you should undertake an independent investigation of Van Eck and the Underlying Shares as in your judgment is appropriate to make an informed decision with respect to an investment in the Securities.

The NYSE Arca Gold Miners Index
The NYSE Arca Gold Miners Index is a modified market capitalization weighted index composed of publicly traded companies involved primarily in the mining of gold or silver. The NYSE Arca Gold Miners Index includes common stocks and ADRs of selected companies that are involved in mining for gold and silver and that are listed for trading on the NYSE, NYSE Alternext or quoted on the NASDAQ.  Only companies with market capitalization greater than $100 million that have a daily average trading volume of at least 50,000 shares over the past six months are eligible for inclusion in the NYSE Arca Gold Miners Index.

The NYSE Arca Gold Miners Index is calculated using a modified market capitalization weighting methodology. The NYSE Arca Gold Miners Index is weighted based on the market capitalization of each of the component securities, modified to conform to the following asset diversification requirements, which are applied in conjunction with the scheduled quarterly adjustments to the NYSE Arca Gold Miners Index:

(1) the weight of any single component security may not account for more than 20% of the total value of the NYSE Arca Gold Miners Index;

(2) the component securities are split into two subgroups–large and small, which are ranked by market capitalization weight in the NYSE Arca Gold Miners Index. Large stocks are defined as having an index weight greater than or equal to 5%. Small securities are defined as having an index weight below 5%; and

(3) the aggregate weight of those component securities which individually represent more than 4.5% of the total value of the NYSE Arca Gold Miners Index may not account for more than 50% of the total index value.

The NYSE Arca Gold Miners Index is calculated, published and maintained by NYSE Euronext. The NYSE Arca Gold Miners

Index is reviewed quarterly so that the index components continue to represent the universe of companies involved in the gold mining industry. NYSE Euronext, as the Underlying Index Publisher, may at any time and from time to time change the number of securities comprising the group by adding or deleting one or more securities, or replacing one or more securities contained in the group with one or more substitute securities of its choice, if in the Underlying Index Publisher’s discretion such addition, deletion or substitution is necessary or appropriate to maintain the quality and/or character of the NYSE Arca Gold Miners Index. Changes to the NYSE Arca Gold Miners Index compositions and/or the component share weights in the NYSE Arca Gold Miners Index typically take effect after the close of trading on the third Friday of each calendar quarter month in connection with the quarterly index rebalance.

Historical Information
The following table sets forth the published high, low and end-of-quarter Closing Prices of the Underlying Shares for each quarter in the period from January 3, 2007 through April 2, 2012.  The Closing Price of the Underlying Shares on April 2, 2012 was $50.37.  The graph following the table sets forth the historical performance of the Underlying Shares for the period from January 3, 2007 through April 2, 2012.

You should not take the historical Closing Prices as an indication of future performance, and no assurance can be given as to the Closing Price of the Underlying Shares on the Valuation Date.  The Final Share Price may be less than the Initial Share Price so that the Payment at Maturity will be less than the $10 Stated Principal Amount of the Securities and could be zero.  There is no minimum Payment at Maturity on the Securities.

We cannot give you any assurance that the Closing Price of the Underlying Shares will increase so that at maturity you will receive a payment in excess of the Stated Principal Amount of the Securities.  Your return is linked to the Closing Price of the Underlying Shares on the Valuation Date.

We obtained the information in the tables and graphs below from Bloomberg Financial Markets, without independent verification.

Market Vectors® Gold Miners Exchange-Traded Fund
Historical High, Low and Period End Closing Prices
January 3, 2007 through April 2, 2012

	High	Low	Period End
2007
First Quarter	42.28	36.67	39.42
Second Quarter	42.74	37.03	37.89
Third Quarter	45.80	34.65	45.10
Fourth Quarter	52.48	42.64	45.85
2008
First Quarter	56.29	46.50	47.75
Second Quarter	51.40	42.38	48.52
Third Quarter	50.84	27.95	34.08
Fourth Quarter	33.96	16.38	33.88
2009
First Quarter	38.57	28.20	36.88
Second Quarter	44.55	30.95	37.76
Third Quarter	48.00	35.14	45.29

High	Low	Period End
Fourth Quarter	54.78	41.87	46.21
2010
First Quarter	50.17	40.22	44.41
Second Quarter	54.07	46.36	51.96
Third Quarter	56.66	47.09	55.93
Fourth Quarter	63.80	54.28	61.47
2011
First Quarter	60.79	53.12	60.06
Second Quarter	63.95	51.80	54.45
Third Quarter	66.69	53.75	55.19
Fourth Quarter	63.32	50.07	51.43
2012
First Quarter	57.47	48.75	49.57
Second Quarter (through April 2, 2012)	50.37	50.37	50.37

Market Vectors® Gold Miners Exchange-Traded Fund
January 3, 2007 through April 2, 2012
Daily Closing Prices

Use of Proceeds and Hedging
The net proceeds we receive from the sale of the Securities will be used for general corporate purposes and, in part, in connection with hedging our obligations under the Securities through one or more of our affiliates.  The Issue Price of the Securities includes the Underwriter’s fees (as shown on the cover page of this pricing supplement) paid with respect to the Securities and the cost of hedging our obligations under the Securities.  The cost of hedging includes the projected profit that our affiliates expect to realize in consideration for assuming the risks inherent in managing the hedging transactions.  Since hedging our obligations entails risk and may be influenced by market forces beyond our or our affiliates’ control, such hedging may result in a profit that is more or less than initially projected, or could result in a loss.  See also “Use of Proceeds and Hedging” in the accompanying prospectus.

On or prior to the Pricing Date, we, through our affiliates or others, expect to hedge our anticipated exposure in connection with the Securities by taking positions in the Underlying Shares, in futures or options contracts on the Underlying Shares or any component stocks of the NYSE Arca Gold Miners Index listed on major securities markets or positions in any other available securities or instruments that we may wish to use in connection with such hedging. Such purchase activity could potentially increase the Initial Share Price and, therefore, increase the price at which the Underlying Shares must close on the Valuation Date before investors would receive a Payment at Maturity that exceeds the Stated Principal Amount of the Securities. In addition, through our affiliates, we are likely to modify our hedge position throughout the life of the Securities by purchasing and selling futures contracts or any other available instruments that we may wish to use in connection with our hedging on the Underlying Shares, including by selling any such contracts or instruments on the Valuation Date. We cannot give any assurance that our hedging activities will not affect the Closing Price of the Underlying Shares and, therefore, adversely affect the value of the Securities or the Payment at Maturity.

Plan of Distribution; Conflicts of Interest
The terms and conditions set forth in the Amended and Restated Global Selling Agency Agreement dated August 26, 2011 among Citigroup Funding Inc., Citigroup Inc. and the agents named therein, including Citigroup Global Markets, govern the sale and purchase of the Securities.

The actual price to public, the underwriting fee received by Citigroup Global Markets and the selling concession granted to selected dealers per Security may be reduced for volume purchase discounts depending on the aggregate amount of Securities purchased by a particular investor according to the following chart.

Syndicate Information

Aggregate Principal Amount of Securities for Any Single Investor	Price to Public per Security	Underwriting Fee per Security	Selling Concession per Security
< $1,000,000	$10.0000	$0.2000	$0.2000
≥ $1,000,000 and < $3,000,000	$9.9625	$0.1625	$0.1625
≥ $3,000,000 and < $5,000,000	$9.9438	$0.1438	$0.1438
≥ $5,000,000	$9.9250	$0.1250	$0.1250

Selling concessions allowed to dealers in connection with the offering may be reclaimed by the Underwriter, if, within 30 days of the offering, the Underwriter repurchases the Securities distributed by such dealers.

In order to hedge its obligations under the Securities, Citigroup Funding expects to enter into one or more swaps or other derivatives transactions with one or more of its affiliates. You should refer to the section “Risk Factors—Hedging and trading activity by the calculation agent and its affiliates could potentially affect the value of the securities” in this pricing supplement, “Risk Factors—Citigroup Funding’s Hedging Activity Could Result in a Conflict of Interest” in the accompanying prospectus supplement and the section “Use of Proceeds and Hedging” in the accompanying prospectus.

Citigroup Global Markets is an affiliate of Citigroup Funding. Accordingly, each offering will conform with the requirements addressing conflicts of interest when distributing the securities of an affiliate set forth in Rule 5121 of the Conduct Rules of the Financial Industry Regulatory Authority, Inc.

Client accounts over which Citigroup Inc., its subsidiaries or affiliates of its subsidiaries have investment discretion will not be permitted to purchase the Securities, either directly or indirectly, without prior written consent of the client.

ERISA Matters
Each purchaser of the Securities or any interest therein will be deemed to have represented and warranted on each day from and including the date of its purchase or other acquisition of the Securities through and including the date of disposition of such Securities that either:

(a)
it is not (i) an employee benefit plan subject to the fiduciary responsibility provisions of ERISA, (ii) an entity with respect to which part or all of its assets constitute assets of any such employee benefit plan by reason of C.F.R. 2510.3-101 or otherwise, (iii) a plan described in Section 4975(e)(1) of the Internal Revenue Code of 1986, as amended (the “Code”) (for example, individual retirement accounts, individual retirement annuities or Keogh plans), or (iv) a government or other plan subject to federal, state or local law substantially similar to the fiduciary responsibility provisions of ERISA or Section 4975 of the Code (such law, provisions and Section, collectively, a “Prohibited Transaction Provision” and (i), (ii), (iii) and (iv), collectively, “Plans”); or

(b)
if it is a Plan, either (A)(i) none of Citigroup Global Markets, its affiliates or any employee thereof is a Plan fiduciary that has or exercises any discretionary authority or control with respect to the Plan’s assets used to purchase the Securities or renders investment advice with respect to those assets, and (ii) the Plan is paying no more than adequate consideration for the Securities or (B) its acquisition and holding of the Securities is not prohibited by a Prohibited Transaction Provision or is exempt therefrom.

The above representations and warranties are in lieu of the representations and warranties described in the section “ERISA Matters” in the accompanying prospectus supplement. Please also refer to the section “ERISA Matters” in the accompanying prospectus.

United States Federal Tax
Considerations
Prospective investors should note that the discussion under the section called “Certain United States Federal Income Tax Considerations” in the accompanying prospectus supplement does not apply to the Securities issued under this pricing supplement and is superseded by the following discussion.

The following summary is a general discussion of the principal U.S. federal tax consequences of the ownership and disposition of the Securities. It applies only to an initial investor who holds the Securities as capital assets within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”). It does not describe all of the tax consequences that may be relevant to a holder in light of the holder’s particular circumstances or to holders subject to special rules, such as:

• certain financial institutions;

• dealers or traders subject to a mark-to-market method of tax accounting with respect to the Securities;

• investors holding the Securities as part of a “straddle,” conversion transaction or constructive sale transaction;

• U.S. Holders (defined below) whose functional currency is not the U.S. dollar;

• entities classified as partnerships for U.S. federal income tax purposes;

• regulated investment companies;

• tax-exempt entities, including “individual retirement accounts” or “Roth IRAs”; and

• persons subject to the alternative minimum tax.

If an entity that is classified as a partnership for U.S. federal income tax purposes holds  Securities, the U.S. federal income tax treatment of a partner will generally depend on the status of the partner and the activities of the partnership.  Partnerships holding Securities and partners in such partnerships should consult their tax advisers as to the particular U.S. federal tax consequences of holding and disposing of Securities.

As the law applicable to the U.S. federal taxation of instruments such as the Securities is technical and complex, the discussion below necessarily represents only a general summary.  Moreover, the effect of any applicable state, local or foreign tax laws is not discussed.

This discussion is based on the Code, administrative pronouncements, judicial decisions and final, temporary and proposed Treasury regulations, all as of the date hereof, changes to any of which subsequent to the date of this pricing supplement may affect the tax consequences described herein, possibly with retroactive effect.

Tax Treatment of the Securities

Each holder, by purchasing the Securities, agrees to treat them as prepaid forward contracts for U.S. federal income tax purposes.

Due to the absence of statutory, judicial or administrative authorities that directly address the U.S. federal tax treatment of the Securities or similar instruments, significant aspects of the treatment of an investment in the Securities are uncertain.  We do not plan to request a ruling from the IRS, and the IRS or a court might not agree with the treatment described below.  Accordingly, potential investors should consult their tax advisers regarding all aspects of the U.S. federal tax consequences of an investment in the Securities and with respect to any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.  Unless otherwise stated, the following discussion is based on the treatment of the Securities as prepaid forward contracts.

Tax Consequences to U.S. Holders

This section applies only to U.S. Holders. As used herein, the term “U.S. Holder” means a beneficial owner of a Security that is, for U.S. federal income tax purposes:

• a citizen or individual resident of the United States;

•    a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States, any state thereof or the District of Columbia; or

• an estate or trust the income of which is subject to U.S. federal income taxation regardless of its source.

The term “U.S. Holder” also includes certain former citizens and residents of the United States.

Tax Treatment Prior to Maturity.  A U.S. Holder should not be required to recognize taxable income over the term of the Securities prior to maturity, other than pursuant to a sale or exchange as described below.

Sale, Exchange or Retirement of the Securities.  Upon a sale or exchange of the Securities, or upon retirement of the Securities at maturity, a U.S. Holder should recognize gain or loss equal to the difference between the amount realized on the sale, exchange or retirement and the U.S. Holder’s tax basis in the Securities that are sold, exchanged or retired.  A U.S. Holder’s tax basis in the Securities should equal the amount paid by the U.S. Holder to acquire the Securities.  Any gain or loss should be capital gain or loss and should be long-term capital gain or loss if at the time of the sale, exchange or settlement the U.S. Holder has held the Securities for more than one year.  The deductibility of capital losses is subject to certain limitations.

Possible Alternative Tax Treatments of an Investment in the Securities

Alternative U.S. federal income tax treatments of the Securities are possible that, if applied, could materially and adversely affect the timing and/or character of income, gain or loss with respect to the Securities.  It is possible, for example, that the Securities could be treated as debt instruments issued by us.  Under this treatment, the

Securities would be governed by Treasury regulations relating to the taxation of contingent payment debt instruments. In that event, regardless of the U.S. Holder’s tax accounting method, in each year that the U.S. Holder held the Securities, the U.S. Holder would be required to accrue income based on our comparable yield for similar non-contingent debt, determined as of the time of issuance of the Securities, even though we will not be required to make any payment with respect to the Securities prior to maturity. In addition, any gain on the sale, exchange or settlement of the Securities would be treated as ordinary income.

Because the Securities are linked to shares of an exchange traded fund, although the matter is not clear, an investment in the Securities may be treated as a “constructive ownership transaction” within the meaning of Section 1260 of the Code. In that case, all or a portion of any long-term capital gain a U.S. Holder would otherwise recognize on a sale, exchange or retirement of the Securities would be recharacterized as ordinary income to the extent such gain exceeded the “net underlying long-term capital gain” (which, although the matter is unclear, may equal the amount of long-term capital gain the U.S. Holder would have recognized if on the issue date the U.S. Holder had invested the amount paid to acquire the Securities in the underlying shares and sold those shares for their fair market value on the date its Securities are sold, exchanged or retired). Any long-term capital gain recharacterized as ordinary income under Section 1260 would be treated as accruing at a constant rate over the period the U.S. Holder held the Securities, and the U.S. Holder would be subject to an interest charge in respect of the deemed tax liability on the income treated as accruing in prior tax years. U.S. Holders should consult their tax advisers regarding the potential application of the “constructive ownership” rules to the Securities.

Other possible U.S. federal income tax treatments of the Securities could also affect the timing and character of income or loss with respect to the Securities.  In 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments.  The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment.  It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; whether short-term instruments should be subject to any such accrual regime; the relevance of factors such as the exchange-traded status of the instruments and the nature of the underlying property to which the instruments are linked; and whether these instruments are or should be subject to the “constructive ownership” regime described above.  While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Securities, possibly with retroactive effect.  U.S. Holders should consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the Securities, including possible alternative treatments and the issues presented by this notice.

Tax Consequences to Non-U.S. Holders

This section applies only to Non-U.S. Holders. As used herein, the term “Non-U.S. Holder” means a beneficial owner of a Security that is, for U.S. federal income tax purposes:

• an individual who is classified as a nonresident alien;
• a foreign corporation; or
• a foreign trust or estate.

The term “Non-U.S. Holder” does not include a holder who is an individual present in the United States for 183 days or more in the taxable year of disposition and who is not otherwise a resident of the United States for U.S. federal income tax purposes or certain former citizens or residents of the United States.  Such holders should consult their tax advisers regarding the U.S. federal tax consequences of an investment in the Securities.

Sale, Exchange or Retirement of the Securities.  A Non-U.S. Holder of the Securities generally should not be subject to U.S. federal withholding or income tax in respect of amounts paid to the Non-U.S. Holder.

If the Non-U.S. Holder is engaged in a U.S. trade or business, and if income or gain from the Securities is effectively connected with the Non-U.S. Holder’s conduct of that trade or business, the Non-U.S. Holder generally will be subject to regular U.S. federal income tax with respect to that income or gain in the same manner as if the Non-U.S. Holder were a U.S. Holder, unless an applicable income tax treaty provides otherwise.  Non-U.S. Holders to which this paragraph may apply should consult their tax advisers regarding other U.S. tax consequences of the ownership and disposition of the Securities, including, if the Non-U.S. Holder is a corporation, the possible imposition of a 30% branch profits tax.

Tax Consequences Under Possible Alternative Treatments.  If all or any portion of a Security were recharacterized as a debt instrument, any payment made to a Non-U.S. Holder with respect to the Security generally would not be subject to U.S. federal withholding or income tax, provided that: (i) income or gain in respect of the Security is not effectively connected with the conduct of a trade or business by the Non-U.S. Holder in the United States, and (ii) the Non-U.S. Holder (or a financial institution holding the Security on behalf of the Non-U.S. Holder) furnishes to the applicable withholding agent an appropriate IRS Form W-8 certifying under penalties of perjury that the beneficial owner is not a U.S. person.

Other U.S. federal income tax treatments of the Securities are also possible.  In 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments.  While the notice requests comments on appropriate transition rules and effective dates, it is possible that any Treasury regulations or other guidance promulgated after consideration of these issues might materially and adversely affect the withholding tax consequences of an investment in the Securities, possibly with retroactive effect. Accordingly, Non-U.S. Holders should consult their tax advisers regarding the issues presented by the notice.

U.S. Federal Estate Tax

Individual Non-U.S. Holders and entities the property of which is potentially includible in such an individual’s gross estate for U.S. federal estate tax purposes (for example, a trust funded by such an individual and with respect to which the individual has retained certain interests or powers), should note that, absent an applicable treaty benefit, the Securities are likely to be treated as U.S. situs property subject to U.S. federal estate tax.  Prospective investors that are non-U.S. individuals, or are entities of the type described above, should consult their tax advisers regarding the U.S. federal estate tax consequences of an investment in the Securities.

Information Reporting and Backup Withholding

The proceeds received from a sale, exchange or retirement of the Securities may be subject to information reporting and, if the holder fails to provide certain identifying information (such as an accurate taxpayer identification number in the case of a U.S. Holder) or meet certain other conditions, may also be subject to backup withholding at the rate specified in the Code.  A Non-U.S. Holder (or a financial institution holding the Securities on behalf of the Non-U.S. Holder) that provides the applicable withholding agent with the appropriate IRS Form W-8 will generally establish an exemption from backup withholding. Amounts withheld under the backup withholding rules are not additional taxes and may be refunded or credited against the holder’s U.S. federal income tax liability, provided the relevant information is timely furnished to the IRS.

You should rely only on the information contained or incorporated by reference in this pricing supplement and accompanying prospectus supplement and base prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information contained or incorporated by reference in this pricing supplement is accurate as of any date other than the date on the front of this pricing supplement.

TABLE OF CONTENTS

Citigroup Funding Inc.

Jump Securities Based on the
Market Vectors® Gold Miners Exchange-Traded Fund

Due May    , 2013
$10 per Jump Security

Any Payments Due from
Citigroup Funding Inc.
Fully and Unconditionally Guaranteed
by Citigroup Inc.

Pricing Supplement
April    , 2012
(Including Prospectus Supplement Dated May 12,
2011 and Prospectus Dated May 12, 2011)

Page
Pricing Supplement
Summary of Pricing Supplement	PS-2
Hypothetical Payments on the Securities at Maturity	PS-6
Risk Factors	PS-7
Description of Securities	PS-12
Payment at Maturity	PS-12
The Market Vectors® Gold Miners Exchange- Traded Fund; Public Information	PS-20
The NYSE Arca Gold Miners Index	PS-21
Historical Information	PS-22
Use of Proceeds and Hedging	PS-23
Plan of Distribution; Conflicts of Interest	PS-24
ERISA Matters	PS-25
United States Federal Tax Considerations	PS-25

Prospectus Supplement
Risk Factors	S-3
Important Currency Information	S-7
Description of the Notes	S-8
Certain United States Federal Income Tax Considerations	S-34
Plan of Distribution; Conflicts of Interest	S-41
Validity of the Notes	S-42
ERISA Matters	S-42

Prospectus
Prospectus Summary	1
Forward-Looking Statements	8
Citigroup Inc.	8
Citigroup Funding Inc.	8
Use of Proceeds and Hedging	9
European Monetary Union	10
Description of Debt Securities	10
Description of Index Warrants	21
Description of Debt Security and Index Warrant Units	24
Plan of Distribution; Conflicts of Interest	25
ERISA Matters	28
Legal Matters	28
Experts	28